Exhibit 23(i)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement
(Form S-8) pertaining to the Stock Incentive Plan of SpectraSite
Holdings, Inc., of our report dated February 26, 1999 with respect to the consolidated financial statements of SpectraSite Holdings, Inc., included in its Registration Statement (Form S-4, No. 333-67043) as of December 31, 1998 and December 31, 1997 and for the period from inception (April 25, 1997) to December 31, 1997 and for the year ended December 31, 1998 and our report dated March 27, 1998, with respect to the consolidated financial statements of the Company's predecessor, TeleSite Services, LLC, as of December 31, 1996 and for the year ended December 31, 1996 and the period from January 1, 1997 to May 12, 1997.

/s/ Ernst & Young LLP
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Ernst & Young LLP
Raleigh, North Carolina
August 30, 1999

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